                                                                    EXHIBIT 2.11

                                 AMENDMENT NO. 1
                     TO AGREEMENT AND PLAN OF REORGANIZATION


        AMENDMENT NO. 1, dated as of February 26, 1998 ("Amendment No. 1"), to that certain Agreement and Plan of Reorganization, dated as of November 9, 1997 (the "Agreement"), by and between QuadraMed Corporation, a Delaware corporation ("QuadraMed") and Medicus Systems Corporation, a Delaware corporation ("Medicus").

                                    RECITALS

        WHEREAS, the parties to the Agreement, pursuant to Section 7.4 of the Agreement, desire to amend the Agreement.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to amend the Agreement pursuant to Section 7.4 of the Agreement as follows:


        SECTION 1.    Amendments to the Agreement.

        (a) Section 1.6(c) of the Agreement is amended by deleting "the Stock Exchange and Subscription warrants dated March 19, 1997 issued by Medicus to Richard C. Jelinek and a trust for his benefit (the "Jelinek Warrants")" and "the Jelinek Warrants" from the first sentence of that section. A second sentence is added as follows: "Those certain Stock Exchange and Subscription warrants dated March 19, 1997 issued by Medicus to Richard C. Jelinek and a trust for his benefit (the "Jelinek Warrants") shall be purchased by QuadraMed and cancelled at the Effective Time pursuant to purchase agreements to be negotiated between QuadraMed and Richard C. Jelinek and the trust, respectively."

        (b) Section 1.6(g) of the Agreement is amended by deleting the words "and each" in the last line and adding at the end of the last sentence "and in the case of clause (2), such holders shall receive the remaining Merger Consideration to which they are entitled in cash."

        (c) Section 1.7(e) of the Agreement is amended by replacing the word "age" at the end of the first sentence with "agent of QuadraMed."

        (d) Section 1.11 of the Agreement is amended by deleting the word "QuadraMed" which immediately precedes the words "Common Stock" in the first sentence.

        (e) Section 2.11(c) of the Agreement is amended by adding after the phrase "including any employee" the following: "or former employee of Medicus or any of its subsidiaries. Neither Medicus nor any".

        (f) Section 2.12 of the Agreement is amended to change the second subsection (a) to subsection (b) and in the last line of subsection (b), the word "of" is changed to "on".

        (g) Section 2.13 of the Agreement is amended to change the last word of the first sentence from "returns" to "Returns" and to change the last word in clause (ii) of the second sentence from "authority" to "Authority".

        (h) Section 2.14(c) of the Agreement is amended to change the words "Section 4062, 4063 or 4041 or ERISA" in clause (vi) to "Section 4062, 4063 or 4041 of ERISA".

        (i) Section 2.14(e) of the Agreement is amended by adding after the phrase "except as" the following: "expressly provided in this Agreement, or (ii) accelerate the time of payment or".

        (j) Section 2.30 of the Agreement is amended to insert the word "the" between the words "including" and "Medicus Disclosure Schedule".

        (k) Section 3.3 of the Agreement is amended to insert the words "(in the case of QuadraMed)" after the word "Agreement" in each of the first two sentences and is further amended to delete all references to "and Merger Sub" in all but the first two sentences.

        (l) Section 4.2 of the Agreement is amended to change the second subsection (e) to subsection (f).

        (m) Section 4.2(s) of the Agreement is amended to add the words "its covenants hereunder." at the end of the subsection.

        (n) Section 5.7 of the Agreement is amended to change the words "Affiliates Agreements" in the last sentence to "Affiliate Agreement".

        (o) Section 5.11(a) of the Agreement is amended by deleting "the Jelinek Warrants" from the first sentence.

        (p) Section 5.11(b) of the Agreement is amended by deleting "each of the Jelinek Warrants and" from the first sentence and by deleting the word "each" which immediately precedes "such warrant" in clause (i).

        (q) Section 5.11 of the Agreement is amended to add subparagraph (e) as follows: "(e) The Jelinek Warrants shall be purchased by QuadraMed and cancelled at the Effective Time pursuant to purchase agreements to be negotiated between QuadraMed and Richard C.
Jelinek and the trust, respectively."

        (r) Section 5.12(b) of the Agreement is hereby deleted.

        (s) Section 5.13 of the Agreement is amended by placing a period after "QuadraMed" in the first sentence and deleting "and the shares of QuadraMed Common Stock issuable pursuant to the Jelinek Warrants" in the first sentence.

        (t) Section 5.16 of the Agreement is amended to change the words "claim or claim" in clause (iii) to "claim or claims" and is further amended to change the word "tow" in the last sentence to "two".

        (u) Section 6.1 of the Agreement is amended to change the second subsection (c) to subsection (d) and to change the current subsection (d) to subsection (e).

        (v) Section 8.1 of the Agreement is amended to change the reference to
Section 5.19 to 5.17.

        (w) Section 8.3 of the Agreement is amended to change "November ___, 1997" to "November 9, 1997" in the fourth sentence.

        (x) Section 8.5 of the Agreement is amended by replacing the words "set forth in Sections 1.6(a)-(c) and (f), 1.7-1.9, 5.11 and 5.14 in subsection (b) with "otherwise set forth in this Agreement".

        SECTION 2.  Reference to and Effect on the Agreement.

        (a) Upon the effectiveness of Section 1 hereof, on and after the date hereof each reference in the Agreement to "this Agreement," "the Agreement,", "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Agreement as amended by Section 1 hereof.

        (b) Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

        SECTION 3. Execution and Counterparts. This Amendment No. 1 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each party hereto has executed, or caused its duly authorized officer to execute, this Amendment No. 1 as of the date first written above.


                                        MEDICUS SYSTEMS CORPORATION

                                        By:  /s/Bernie Murphy
                                             -----------------------------------
                                             Name: Bernie Murphy
                                             Title: Chief Financial Officer

                                        QUADRAMED CORPORATION

                                        By:  /s/John Cracchiolo
                                             -----------------------------------
                                             Name: John Cracchiolo
                                             Title: Chief Financial Officer


                      SIGNATURE PAGE TO AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION